Exhibit 99.1

James River Announces Director Elections and Appointment
PEMBROKE, Bermuda, October 26, 2021 (GLOBE NEWSWIRE) -- James River Group Holdings, Ltd. (“James River” or the "Company") (NASDAQ: JRVR) today announced that Patricia H. Roberts and Thomas L. Brown have been elected to its Board of Directors (the “Board”), and the additional appointment of Kirstin M. Gould to the Board. With the appointment of Ms. Gould, the Board increased its size from 10 to 11 directors.
“We are very pleased to welcome Tom and Kirstin to our board,” said J. Adam Abram, James River Non-Executive Chairman. “Tom and Kirstin have valuable financial, risk management, and corporate governance expertise, with deep knowledge of the specialty property and casualty insurance industry. We have been fortunate to attract directors who are independent and will bring a wealth of experience and expertise to our Board.”
Ms. Roberts has served on our Board of Directors since July 2019. Ms. Roberts is the retired President and Chairman of General Star Management Company and retired President and Chairman of Genesis Management and Insurance Services Corporation, two wholly-owned subsidiaries of General Reinsurance Corporation (“Gen Re”). She joined Gen Re as an excess casualty underwriter and progressed through a variety of leadership and operational roles during her 35-year career with the company. Ms. Roberts was appointed Chairperson of the Compensation Committee and is a member of the Nominating and Corporate Governance Committee.
Mr. Brown served as Senior Vice President and Chief Financial Officer of RLI Corp. (“RLI”), a publicly traded specialty insurer serving diverse niche property, casualty and surety markets. Mr. Brown currently serves on the board of First Midwest Bancorp, Inc. (NASDAQ: FMBI) where he is a member of the Audit and Enterprise Risk Committees. Additionally, Mr. Brown serves on the boards of the Chicago Shakespeare Theater and Easter Seals DuPage & Fox Valley. Prior to joining RLI, Mr. Brown was a partner at PricewaterhouseCoopers LLP, where he served as the Central Region Financial Services Leader and led teams responsible for various financial services clients primarily in the insurance sector. Mr. Brown was appointed to the Audit Committee.
Ms. Gould served as Executive Vice President and General Counsel and Corporate Secretary of XL Group Ltd (“XL”). Ms. Gould joined XL, a global insurance and reinsurance company, in 2000 and served in various leadership roles until XL was acquired by AXA, S.A. in 2018. Ms. Gould currently serves on the board of Pacific Life Re Global Limited where she is a member of the Risk, Audit and Remuneration Committees. From 2005-2011, Ms. Gould chaired the Policy Committee of the Association of Bermuda Insurers and Reinsurers (ABIR), which is a trade association of international property and casualty insurers and reinsurers. Prior to joining XL, Ms. Gould began her career in private practice with the law firms Dewey Ballantine LLP in New York and Clifford Chance LLP in New York and London. Ms. Gould was appointed to the Nominating and Corporate Governance Committee.

Exhibit 99.1
Forward-Looking Statements
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the intent, belief or current expectations of James River and its management team, and may be identified by terms such as believe, expect, seek, may, will, intend, project, anticipate, plan, estimate or similar words. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important information regarding such risks and uncertainties can be found in our filings with the U.S. Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on February 26, 2021 and our Quarterly Report on Form 10-Q for the three months ended June 30, 2021 filed with the SEC on August 5, 2021. These forward-looking statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.
About James River Group Holdings, Ltd.
James River Group Holdings, Ltd. is a Bermuda-based insurance holding company which owns and operates a group of specialty insurance and reinsurance companies. The Company operates in three specialty property-casualty insurance and reinsurance segments: Excess and Surplus Lines, Specialty Admitted Insurance and Casualty Reinsurance. Each of the Company’s regulated insurance subsidiaries are rated “A-” (Excellent) by A.M. Best Company. Visit James River Group Holdings, Ltd. on the web at www.jrgh.net.
For more information contact:
Brett Shirreffs
SVP, Finance, Investments, Investor Relations
InvestorRelations@jrgh.net